Exhibit 10.1

SETTLEMENT AGREEMENT, WAIVER AND AMENDMENT

This SETTLEMENT AGREEMENT, WAIVER AND AMENDMENT (this “Agreement”), dated as of May 22, 2009 (the “Effective Date”), is entered into by and among American Defense Systems, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company parties hereto (individually, a “Holder” and collectively, the “Holders”).  Unless otherwise specified herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Certificate of Designations (as defined below).

RECITALS

A.            The Company and the Holders are parties to the Securities Purchase Agreement, dated as of March 7, 2008 (as may be amended, modified, restated or supplemented from time to time, the “Securities Purchase Agreement”), pursuant to which the Holders purchased from the Company shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), the terms of which are set forth in the certificate of designation for such series of preferred stock filed by the Company with the Secretary of State of the State of Delaware on March 7, 2008 (the “Certificate of Designations”).

B.            The Holders and the Company entered into a Consent and Agreement of Series A Convertible Preferred Stockholders, dated May 23, 2008 (the “Consent and Agreement”), pursuant to which, among other things, the Company agreed to certain financial covenants with respect to the Company’s fiscal year ended December 31, 2008, which the Company failed to satisfy.

C.            On April 14, 2009, one of the Holders delivered to the Company a notice of Triggering Event redemption purportedly pursuant to a redemption option provided under the Certificate of Designations (the “Notice of Triggering Event Redemption”), demanding that the Company (i) immediately redeem the 14,025 shares of Series A Preferred Stock owned by such Holder for an aggregate price of $15,427,500.00, (ii) pay $470,317.81 as dividends allegedly accrued from January 1, 2009 through April 13, 2009 on such shares of Series A Preferred Stock at the cash dividend rate of 12%, and (iii) pay $70,000.00 in legal fees and expenses such Holder incurred in connection with the negotiations relating to the breach of the financial covenants contained in the Consent and Agreement.

D.            The Company and the Holders desire to, among other things, settle certain claims by the Holders against the Company, waive the breach of the financial covenants contained in the Consent and Agreement and make certain amendments to the Warrants (as such term is defined in the Securities Purchase Agreement), all as more fully set forth herein.

TERMS OF AGREEMENT

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendment to Warrants.  On the Effective Date, each of the Warrants issued to the Holders pursuant to the Securities Purchase Agreement (which Warrants are numbered A-1, A-2, A-3 and A-4) is hereby amended by deleting paragraph (b) of Section 1 of such Warrant in its entirety and replacing it with the following new paragraph (b):

“(b)  Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.01.”

2.                                       Waivers.          As of the Effective Date, subject to the Company’s performance of its obligations hereunder, the Holders hereby waive (i) any breach by the Company of any of the covenants or agreements contained in Section 6 of the Consent and Agreement, (ii) any breach by the Company of its obligation to timely pay Dividends under the Certificate of Designation  for any period through September 30, 2009, (iii) any breach by the Company of its obligation (including under Section 4(f) of the Securities Purchase Agreement) to cause the listing with an Eligible Market of any Listed Securities in excess of 7,858,358 shares of Common Stock (the “Excess Shares”), and (iv) any Equity Conditions Failure and any Triggering Event otherwise arising under the Certificate of Designation as a result of any of the foregoing breaches (and, for the avoidance of doubt, the Holders acknowledge that, for purposes of Section 3(c) of the Certificate of Designations, the Equity Conditions shall be deemed to have been satisfied on December 31, 2008).

3.                                       Covenants and Agreements of the Company.

(a)                                  On the Effective Date, in full satisfaction of the Company’s obligation to pay Dividends under the Certificate of Designations on March 31, 2009, June 30, 2009 and September 30, 2009, the Company shall (i) issue to the Holders the number of shares of Common Stock payable as Dividends under the Certificate of Designations as of March 31, 2009,  June 30, 2009 (in advance) and September 30, 2009 (in advance) (collectively, the “Settlement Shares”); provided that, notwithstanding anything to the contrary contained in the Certificate of Designations, solely for purposes of such calculation, the Dividend Rate applicable to the Dividend Shares otherwise issuable on March 31, 2009 shall be 12%, the Dividend Rate applicable to the Dividend Shares otherwise issuable on June 30, 2009 and September 30, 2009 shall be 10%, and the Dividend Conversion Price for each such period shall be $0.60, and (B) cause its transfer agent to deliver to the Holders, within five (5) business days following the Effective Date of this Agreement, share certificates evidencing such Settlement Shares.  The number of shares of Common Stock to be issued to each Holder pursuant to this Section 3(a) is set forth on Schedule 1 attached hereto.

(b)                                 On the Effective Date, the Company shall execute and deliver to the Holders a Registration Rights Agreement with respect to the Settlement Shares in the form of Exhibit A attached hereto (the “Registration Rights Agreement”).

(c)                                  On or before June 30, 2009, the Company shall pay (i) to Shulte Roth & Zabel LLP, all unpaid legal fees and disbursements incurred by the Holders in connection with the Transaction Documents (as such term is defined in the Securities Purchase Agreement), the Notice of Triggering Event Redemption and related matters, in the amount of $70,000, and (ii) to

2

Reicker, Pfau, Pyle & McRoy LLP, all reasonable legal fees and disbursements incurred by the Holders in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, not to exceed $10,000 in the aggregate.

(d)                                 On the Effective Date, each of the Company’s executive officers and directors shall execute and deliver to the Company a Lock-Up Agreement in the form of Exhibit B attached hereto (collectively, the “Lock-Up Agreements”).

(e)                                  The Company shall use best efforts to cause TD Bank, or any successor bank or other provider of bank financing to the Company (the “Senior Lender”), prior to December 31, 2009, to enter into an intercreditor agreement with the Holders, in form and substance reasonably satisfactory to the Holders, setting forth the respective rights and obligations of the Senior Lender and the Holders upon the occurrence of an event of default under the loan documents between the Company and the Senior Lender.

(f)                                    Within 30 days following the Effective Date, the Company shall file all applications and pay all fees necessary to list the Excess Shares on an Eligible Market.

(g)                                 If any Preferred Shares remain outstanding on December 31, 2009, the Company shall, on such date, redeem for an amount in cash per Preferred Share equal to the Stated Value (the “Interim Redemption Price”) by wire transfer of immediately available funds to an account designated in writing by each Holder, such number of Preferred Shares as can be purchased at the Interim Redemption Price for an aggregate purchase price of $7,500,000 (or such lesser purchase price as may be sufficient to purchase all of the Preferred Shares then outstanding at the Interim Redemption Price).

(i)                                     If less than all of the Preferred Shares then outstanding are redeemed pursuant to this Section 3(g), the Company shall redeem a pro rata amount from each Holder of such Holder’s Allocation Percentage multiplied by the total number of Preferred Shares to be redeemed from all Holders.

(ii)                                  (A)          If the Company for any reason fails to redeem all of the Preferred Shares required to be purchased pursuant to this Section 3(g) by payment of the Interim Redemption Price for each such Preferred Share by December 31, 2009, then, in lieu of any other remedies or damages available to any Holder under any Transaction Document (other than any remedies or damages available in the event of fraud by the Company), (i) the applicable Interim Redemption Price payable in respect of such unredeemed Preferred Shares shall be increased by an amount equal to 10% of the Stated Value, (ii) the Company shall use its best efforts to obtain the approval of the Stockholders of the Company to reduce the Conversion Price to $0.50, and (iii) the Company shall (A) on or before January 10, 2010, expand the size of the Board of Directors by two (2) positions, and fill such positions with persons designated in writing by the Required Holders, and (B) thereafter exercise its best efforts to amend the Company’s Certificate of Incorporation to grant to the holders of Preferred Shares, voting as a separate class, the right to elect two persons to serve as members of the Company’s Board of Directors (the “Director Designees”), and (C) for so long as any Preferred Shares remain outstanding, take all actions within its control to allow the Director Designees to serve on the Company’s Board of Directors (provided that each such Director Designee satisfies any

3

applicable laws and the rules of any stock exchange or over-the-counter market on which the Common Stock then trades).  Commencing December 1, 2009, the Company shall take the actions required to seek to obtain approval from the stockholders of the Company for such amendments to the Company’s certificate of incorporation as may be necessary or convenient for reducing the Conversion Price to $0.50 and granting to the holders of the Preferred Shares, voting as a separate class, the right to elect the Designated Directors, in each instance as contemplated by the foregoing provisions of this Section 3(g)(2)(A)) (including but not limited to (i) calling a meeting of the Company’s stockholders to consider such an amendment to the Company’s certificate of incorporation, (ii) submitting to the United States Securities and Exchange Commission a preliminary proxy statement for the contemplated stockholder meeting, (iii) mailing notice of a stockholders’ meeting to the Company’s stockholders, and (iv) subject to receipt of the requisite stockholder approval, filing the amendment to the certificate of incorporation to effect such changes) if, as of December 1, 2009, the Company does not reasonably believe that the Company will be able to redeem at least $7.5 million of the Preferred Shares at the Interim Redemption Price on or before December 31, 2009.

(B)           The Holders agree that (i) any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(f) of the Certificate of Designations by the Company in connection with any financing by the Company to raise capital for the purpose of allowing the Company to fulfill its obligations under this Section 3(g) shall be deemed to be Excluded Securities for all purposes under the Transaction Documents, to the extent that, concurrently with the closing of such financing, the proceeds of such financing are used solely to effect the complete redemption of all Preferred Shares then held by Holders and to pay all accrued but unpaid Dividends thereon; and (ii) notwithstanding anything to the contrary in the Transaction Documents, the Company may (A) pay cash dividends at a rate not to exceed the Dividend Rate, and/or pay stock dividends, on any preferred stock, at least the first $7,500,000 of the proceeds of which are used to finance the Company’s redemption of Preferred Shares under this Section 3(g) or under Section 4 of the Certificate of Designations, and which is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments, and (B) make payments on account of any such preferred stock upon the liquidation, dissolution and winding up of the Company, subject to the rights of the Preferred Shares (and, to the extent required under Section 12(e) of the Certificate of Designations, the Holders hereby consent to the payments described in this clause (ii)).

(h)           The Company shall not, for so long as any of the Preferred Shares remain outstanding, without the prior written consent of the Required Holders, (i) subordinate or agree to subordinate the Preferred Shares to any new or existing indebtedness of the Company, other than traditional bank financing (for the avoidance of doubt, indebtedness to any private fund or other non-traditional bank shall not be permitted without the prior written consent of the Required Holders, if the Preferred Shares would be subordinate to or pari passu with such indebtedness) for working capital purposes; or (ii) pay interest on any indebtedness of the Company, other than traditional bank financing (for the avoidance of doubt, indebtedness to any private fund or other non-traditional bank shall not be permitted without the prior written consent of the Required Holders, if the Preferred Shares would be subordinate to or pari passu with such indebtedness), except that the Company may pay interest at a rate not to exceed the Dividend

4

Rate on any such indebtedness incurred to fulfill the Company’s obligations under Section 3(g) hereof.

4.                                       Closing Deliveries.  On the Effective Date:

(a)           Each of the executive officers and directors of the Company shall execute and deliver to counsel for the Holders the Lock-Up Agreement;

(b)           Anthony Piscitelli executes and delivers to the Holders an Irrevocable Proxy and Voting Agreement in the form attached hereto as Exhibit C, agreeing to vote in favor of (i) a reduction in the Conversion Price pursuant to clause (ii) of Section 3(g)(ii)(A), above, and (ii)an amendment of the Company’s Certificate of Incorporation to confer upon the holders of Preferred Shares the right to elect the Director Designees pursuant to clause “(iii)” of Section 3(g)(ii)(A), above; and

(c)           The Company shall deliver to the Holders (i) a certificate evidencing the good standing of the Company in the State of Delaware as of a date within ten days of the Effective Date and (ii) a certificate, dated as of the Effective Date and signed by the Secretary of the Company, attaching (A) a copy of resolutions adopted by the Board approving the transactions contemplated by this Agreement, and (B) a list of the names of the executive officers and directors of the Company as of the Effective Date.

By executing this Agreement, each party to whom an item is required to be delivered under this Section 4 hereby confirms receipt of each such item.

5.                                       Reference to and Effect on Transaction Documents.  From and after the Effective Date, any reference in any of the Transaction Documents to the Warrants shall be deemed to be a reference to the Warrants, as amended hereby.  Except as specifically modified pursuant hereto, the Transaction Documents shall remain in full force and effect.

5

6.                                       Representations and Warranties.

(a)           By the Company.  The Company hereby represents and warrants to the Holders that (i) the Company is duly incorporated and in good standing under the laws of the State of Delaware, and (ii) this Agreement and the Registration Rights Agreement (A) have been duly approved by the Company by all necessary corporate action, (B) do not violate the Company’s charter, bylaws or material agreements, and (C) shall be binding on the Company in accordance with their terms (except as may be limited by bankruptcy laws and the availability of equitable remedies).

(b)           By the Holders.  Each Holder hereby represents and warrants to the Company that this Agreement (i) has been duly approved by such Holder by all necessary corporate (or similar) action, (ii) does not violate such Holder’s charter, bylaws (or equivalent organizational documents) or material agreements, and (iii) shall be binding on such Holder in accordance with its terms (except as may be limited by bankruptcy laws and the availability of equitable remedies)

7.                                       Miscellaneous.

(a)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute under or in connection with this Agreement or the other documents or agreements contemplated hereby (including the Securities Purchase Agreement and the documents and agreements executed in connection therewith, notwithstanding any provision therein to the contrary) or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party;

6

provided that a facsimile signature and a signature delivered electronically (including by delivery via electronic mail of a signature page in “pdf” format) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)           Entire Agreement; Amendments.  This Agreement and the other Transaction Documents (as amended pursuant hereto) supersede all other prior oral or written agreements between the Holders, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents (as amended pursuant hereto) and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 7(e) shall be binding on all Holders and holders of Securities (as such term is defined in the Securities Purchase Agreement), as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding.

(f)            Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

7

If to the Company:

American Defense Systems, Inc.
230 Duffy Avenue, Unit C
Hicksville, NY 11801
Telephone:	(516) 390-5300
Facsimile:	(516) 390-5308
Attention:	Chief Financial Officer

With a copy (for informational purposes only) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Telephone:	(703) 749-1336
Facsimile:	(703) 749-1301
Attention:	Jeffrey R. Houle, Esq.

If to a Holder, to its address and facsimile number set forth on the Schedule of Buyers attached to the Securities Purchase Agreement, with copies to such Holder’s representatives as set forth on such Schedule of Buyers, with a copy (for informational purposes only) to:

Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, CA 93101
Telephone:	(805) 966-2440
Facsimile:	(805) 966-3320
Attention:	Michael E. Pfau, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares or the Warrants.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders.  A Holder may assign some or all of its rights hereunder without the consent

8

of the Company, in which event such assignee shall be deemed to be a Holder hereunder with respect to such assigned rights.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(k)           Independent Nature of Holders’ Obligations and Rights.  The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement.  Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  The Company acknowledges and each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

9

IN WITNESS WHEREOF, each Holder and the Company have caused their respective signature page to this Settlement Agreement, Waiver and Amendment to be duly executed as of the date first written above.

COMPANY:

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Name: Gary Sidorsky
Title: Chief Financial Officer

IN WITNESS WHEREOF, each Holder and the Company have caused their respective signature page to this Settlement Agreement, Waiver and Amendment to be duly executed as of the date first written above.

HOLDERS:

WEST COAST OPPORTUNITY FUND, LLC

By:	/s/ Atticus Lowe
Name: Atticus Lowe
Title: CIO of Managing Member

IN WITNESS WHEREOF, each Holder and the Company have caused their respective signature page to this Settlement Agreement, Waiver and Amendment to be duly executed as of the date first written above.

HOLDERS:

CENTAUR VALUE FUND, LP

By:	/s/ Zeke Ashton
Name: Zeke Ashton
Title: Managing Partner

IN WITNESS WHEREOF, each Holder and the Company have caused their respective signature page to this Settlement Agreement, Waiver and Amendment to be duly executed as of the date first written above.

HOLDERS:

UNITED CENTAUR MASTER FUND

By:	/s/ Zeke Ashton
Name: Zeke Ashton
Title: Managing Partner

Schedule A

Settlement Shares

Holder	No. of Settlement Shares

West Coast Opportunity Fund, LLC	1,870,000
Centaur Value Fund, LP	70,933
United Centaur Master Fund	59,067
TOTAL	2,000,000

Exhibit A

Registration Rights Agreement

Exhibit B

Form of Lock-Up Agreement

Exhibit C

Form of Irrevocable Proxy and Voting Agreement